UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE NEW YORK TIMES COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 18, 2011, The New York Times Company sent the following e-mail to its employees:

To Our Colleagues,

As we have done for the past few years, The New York Times Company is making its Annual Report and Proxy Statement available to you on the Internet, including those of you who are participants in the Company’s equity and employee benefits plans.

If you are a shareholder of our Company, you will separately receive these materials, with instructions on how to vote your shares. To the extent you participate in our 401(k) plans that invest in our Company stock, including the Company Stock Fund under The New York Times Companies Supplemental Retirement and Investment Plan, please note that you are a shareholder and you are entitled to instruct the trustee for the 401(k) plan to vote the shares of Company stock attributed to your account.

Your vote is an important way for you to participate in corporate democracy, an action we espouse for others and should live ourselves. Regardless of how many shares you own, or how you vote, please do cast your ballot.

To view the 2010 Annual Report and the 2011 Proxy Statement, please go to the Financials section of the Company’s Web site at:

http://www.nytco.com/investors/financials/index.html

Paper copies are also available upon request. To request paper copies, please contact Corporate Communications at (212) 556-4958.

Arthur & Janet